UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2021

Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-38084	34-1469491
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

307 North Defiance Street, Archbold, Ohio	43502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including Area Code (419) 446-2501

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange
Common Stock, No Par Value	FMAO	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2021, Farmers & Merchants Bancorp, Inc. (the “Company”) entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”) pursuant to which the Company sold and issued $35.0 million in aggregate principal amount of its 3.25% fixed-to-floating rate subordinated notes due 2031 (the “Notes”). The Notes were issued by the Company to the Purchasers at a price equal to 100% of their face amount. The Notes have a stated maturity of July 30, 2031, are redeemable, in whole or in part, on or after the fifth anniversary of the issue date, and at any time upon the occurrence of certain events. The Notes will bear interest at a fixed rate of 3.25% per year, from and including July 30, 2021 to, but excluding, July 30, 2026. From and including July 30, 2026 to, but excluding the maturity date or early redemption date, the interest rate will reset quarterly at a variable rate equal to the then current Three-Month Term SOFR plus 263 basis points.

The Purchase Agreement contains certain customary representations, warranties and covenants made by the Company, on the one hand, and the Purchasers, severally and not jointly, on the other hand. The Notes were offered and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each Purchaser qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D. The Company intends to use the net proceeds from the offering for general corporate purposes, including to support growth initiatives at the Company’s wholly-owned commercial bank subsidiary, The Farmers & Merchants State Bank. The Notes are expected to qualify for treatment as Tier 2 capital for regulatory capital purposes.

The form of Purchase Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the descriptions herein of the Purchase Agreement are summaries and are qualified in their entirety by reference to the full text of the form of the Purchase Agreement.

The Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes are not subject to redemption at the option of the holder. Subject to limited exceptions, the Company cannot redeem the Notes for the first five years of the term. On or after July 30, 2026, the Company may redeem the Notes, in whole or in part, at its option, on any interest payment date. Any redemption by the Company would be at a redemption price equal to 100% of the principal amount of the Notes being redeemed, together with any accrued and unpaid interest on the Notes being redeemed to but excluding the date of redemption. All redemptions are subject to the receipt of any and all required federal and state regulatory approvals, including, but not limited to, the consent of the Federal Reserve.

Principal and interest on the Notes are subject to acceleration only in limited circumstances. The Notes are unsecured, subordinated obligations of the Company and rank junior in right of payment to the Company’s current and future senior indebtedness.

The form of the Note is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The descriptions of the Notes herein are summaries and are qualified in their entirety by reference to the full text of the form of Note.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 7.01 is the press release issued by the Company on July 30, 2021 announcing the completion of the Note offering and certain other matters.

The information contained in this Item 7.01 and Exhibit 99.1 incorporated by reference herein shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit

4.1	Form of 3.25% Fixed to Floating Rate Subordinated Note due July 30, 2031 (included as Exhibit A to the Purchase Agreement filed as Exhibit 10.1 hereto).
10.1	Form of Subordinated Note Purchase Agreement, dated July 30, 2021, by and among Farmers & Merchants Bancorp, Inc. and the Purchasers (as defined therein).
99.1	Company Press Release dated August 2, 2021.

104	The Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

FARMERS & MERCHANTS BANCORP, INC.
(Registrant)

Dated: August 2, 2021	/s/ Lars B. Eller
Lars B. Eller
President and Chief Executive Officer

/s/ Barbara J. Britenriker
Barbara J. Britenriker
Executive Vice President and Chief Financial Officer